Exhibit 5


               [WILLIAMS, MULLEN, CHRISTIAN & DOBBINS LETTERHEAD]


                                  June 3, 1999


Board of Directors
Eastern Virginia Bankshares, Inc.
307 Church Lane
Tappahannock, Virginia  22560

              Re:  Dividend Reinvestment and Stock Purchase Plan

Ladies and Gentlemen:

         This letter is in reference to the Registration Statement on Form S-3 (the "Registration Statement") to be filed by Eastern Virginia Bankshares, Inc. (the "Company") with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended. The Registration Statement relates to 75,000 shares of common stock, par value $2.00 per share (the "Shares"), which Shares are proposed to be offered from time to time pursuant to the terms of the Company's Dividend Reinvestment and Stock Purchase Plan (the "Plan").

         We have examined such corporate proceedings, records and documents as we considered necessary for the purposes of this opinion.

         Based upon such examination, it is our opinion that the aforementioned Shares, when issued pursuant to the Registration Statement and the terms of the Plan, will be legally issued, fully paid and nonassessable under the laws of the Commonwealth of Virginia.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the "Legal Opinion" section of the Registration Statement.

                                             Very truly yours,

                                             WILLIAMS, MULLEN, CHRISTIAN &
                                                  DOBBINS


                                             By: _______________________________